Exhibit 99.1

Recursion Reports Second Quarter Financial Results; Genentech Options First Neuroscience Target into Early Discovery Program

•Genentech advanced the collaboration's first neuroscience target into a joint early discovery program, providing early evidence that Recursion's platform can generate novel, biologically validated targets for drug discovery
•REC-4881 (MEK1/2 inhibitor): Additional Phase 2 data in Familial Adenomatous Polyposis (FAP) to be presented at the Presidential Plenary session at leading hereditary GI annual meeting in November 2026
•REC-7735 (PI3Kα H1047R inhibitor): IND cleared, Phase 1/2 trial start in 2H26; a >100× mutant-selective PI3Kα H1047R inhibitor designed to improve therapeutic index by enabling deep suppression of the most common activating PI3Kα mutation while sparing wild-type PI3Kα
•Reduced 2026 cash operating expense guidance to <$375 million (from <$390 million)

SALT LAKE CITY, August 5, 2026 (GLOBE NEWSWIRE) — Recursion (Nasdaq: RXRX) a leading clinical stage TechBio company decoding biology to radically improve lives, today reported business updates highlighting strong continued pipeline execution, clinical progress and platform advancement, as well as financial results for its second quarter ended June 30, 2026.

Recursion will host an earnings Call on August 5, 2026 at 8:00 am ET / 6:00 am MT / 1:00 pm BST from Recursion’s X, LinkedIn, and YouTube accounts giving analysts, investors, and the public the opportunity to ask questions of the company by submitting questions here: https://forms.gle/Qn3ggJvj8zKbM2TP9.

"Recursion has reached a pivotal point where our AI-native platform is translating unique data into potential first-in-class therapeutic opportunities," said Najat Khan, Ph.D., Chief Executive Officer of Recursion. "The advancement of the first unexplored neuroscience target from our collaboration with Roche and Genentech into an early discovery program is an important proof point. Finding new targets in neuroscience has historically been challenging, and this milestone highlights our ability to uncover novel biology in areas where conventional approaches have struggled. We believe that combining disease-relevant data at scale, foundation models, an end-to-end learning system, and deep scientific collaboration can uncover new biology in ways that were not previously possible."

Business Highlights

Genentech Advances First Neuroscience Target into Early Discovery Program

Genentech has exercised the first Validated Target Option under the companies' neuroscience collaboration, advancing a previously unexplored neuroscience target into a small molecule early discovery program.

The milestone provides additional early evidence that Recursion's AI-native platform can both discover and play a key role experimentally validating novel therapeutic targets in neuroscience, one of medicine's most challenging therapeutic areas, where decades of research have largely focused on a limited number of well-studied targets.

In partnership with Roche and Genentech, Recursion built the first whole-genome CRISPR knockout map generated from a subset of over 1 trillion internally manufactured iPSC-derived neuronal cells. Predictions generated from the Maps were experimentally evaluated through a rigorous validation process developed jointly with Genentech. Candidate targets advanced through successive stages of pathway validation, functional validation, and disease validation to determine whether modulating the target altered neurological disease phenotype. Only targets that consistently demonstrated compelling evidence across each stage advanced into a validation package. To learn more about how we collaborated to build disease-relevant whole genome maps of biology, see our blog here: https://www.recursion.com/news/unlocking-the-first-neuroscience-target-for-the-recursion-and-genentech-collaboration.

Next steps will include advancing the target through small molecule design, hit generation and validation using Recursion's AI-native chemistry platform. More broadly, the neuronal and microglial maps of biology remain reusable assets capable of being utilized with biological, genetics, and computational expertise to generate and experimentally validate additional therapeutic hypotheses. To date, Recursion has achieved $216 million in upfront and milestones payments from the Roche and Genentech collaboration. The collaboration includes up to 40 potential small molecule discovery programs, each carrying the potential for more than $300 million in development, commercialization, and net sales milestones as well as tiered royalties up to high single digits per small molecule program for Recursion.

Advancing joint portfolio with Sanofi across I&I and oncology

Recursion, in collaboration with Sanofi, made significant progress toward development candidate milestones over the past 12 months. Recursion and Sanofi are advancing a joint portfolio of differentiated molecules for challenging targets in I&I and oncology.

To date, Recursion has achieved $134 million in upfront and milestone payments from the Sanofi collaboration and has the potential for $343 million in milestone payments per program plus tiered double digit royalties.

Potential upcoming milestones across partnered discovery:

–Potential for differentiated AI-enabled oral molecules to reach development candidate and late-stage discovery milestones with Sanofi over the next 6-12 months
–Translating AI-driven insights from maps of biology into new potentially novel targets from reusable high-dimensional data/maps
–Using Recursion’s Chemistry Platform to design a potential first-in-class molecule for the collaboration's neuroscience target announced today with Genentech
–Continuing to combine our phenomics dataset with Genentech’s proprietary transcriptomics data to build multi-modal maps designed to explore potential novel targets and pathways by systematically linking gene perturbations to cellular phenotypes

Internal Pipeline Updates

Continued Momentum for REC-4881 (MEK1/2): REC-4881, Recursion’s MEK1/2 inhibitor, is a potential first-in-class drug designed to address both known drivers of FAP polyp growth: the Wnt/β-catenin initiation pathway and the MAPK evolution pathway. This dual mechanism differentiates REC-4881 from other investigational FAP therapies, which to date have targeted only a single pathway.

REC-4881 is being developed for FAP, an orphan disease affecting an estimated >50,000 diagnosed patients across the US and EU5, representing a >$10 billion total addressable market opportunity. FAP is a serious, lifelong chronic disease with no approved medicines today. REC-4881 has received both Orphan Drug Designation and Fast Track Designation from the US FDA. REC-4881 has demonstrated meaningful activity across the GI tract, including the Upper GI, an area of particularly high unmet need.

Key updates:
•Discussions with FDA were initiated in 1H26 and an update to define the registrational path is expected in 2H26
•TUPELO now enrolling patients ages 18 and older, as well as a cohort with an alternative dosing schedule
•Additional Phase 2 safety and efficacy data from the TUPELO clinical trial contextualized with real world data will be presented at the Collaborative Group of the Americas on Inherited Gastrointestinal Cancer (CGA-IGC) Annual Meeting in November. CGA-IGC is a leading annual meeting dedicated specifically to hereditary GI cancer syndromes including FAP.
◦Presentation title: Updated safety and efficacy data of REC-4881 monotherapy in familial adenomatous polyposis: Phase 1b/2 trial results contextualized with real-world registry data
◦Session name: Presidential Plenary I
◦Session date and time: Monday November 2, 2026; 13:30 - 15:00 MST

Phase 1/2 Trial Initiation for REC-7735 expected in 2H26:

•REC-7735, Recursion’s AI-designed PI3Kα H1047R inhibitor, was built to improve therapeutic index for a validated oncology target

•REC-7735 was precision designed to show >100-fold selectivity for the H1047R mutant over wild type in order to drive high, sustained target inhibition while avoiding hyperinsulinemia-driven reactivation
•The differentiated development candidate was delivered in 10 months and 242 compounds from first novel hit through Recursion’s AI-native design platform, demonstrating the Company’s ability to rapidly translate platform insights into optimized clinical candidates
•With the IND cleared, the Phase 1/2 ZINNIA clinical study for patients with select PIK3CA H1047R-mutant solid tumors will be initiated in the second half of 2026

For the rest of the portfolio, programs continue to progress as planned.

Additional expected upcoming milestones across Recursion’s internal pipeline:

•REC-1245 (RBM39): Additional Phase 1 dose escalation data expected in 2H26
•REC-617 (CDK7): Early Phase 1 safety and PK combination data expected in 1H27
•REC-3565 (MALT1): Early Phase 1 safety and PK monotherapy data expected in 1H27
•REC-4539 (LSD1): Early Phase 1 safety and PK monotherapy data expected in 2H27

Agentic AI is compounding Recursion's advantage across Biology, Design, and ClinTech:

•Target Discovery Agent pairs frontier AI reasoning with Recursion's proprietary multimodal maps to surface novel drug targets, enabling scientists to mine and extract insights from proprietary maps in hours rather than weeks.
•Drug Design Agents reason across Recursion's full set of structure-activity relationship (SAR) and structural data to identify what to solve next and how, with structural analysis time reduced from 4 hours to 30 minutes and agent-generated hypotheses now driving design cycles in active programs.
•Clinical Strategy Orchestration Agent coordinates patient, site, operational, CMC, and biometrics data to inform clinical development decisions, with agent-supported enrollment strategies contributing to a 1.3 to 1.6x increase in enrollment rates versus historical benchmarks.

Continuing to strengthen our leadership team:

•Hoifung Poon, Ph.D., appointed Chief AI Officer: Poon brings more than 15 years of experience at Microsoft, where he led groundbreaking work in biomedical AI, including foundation models in digital pathology and spatial omics published in Nature and Cell. His open-weight models have been downloaded tens of millions of times and deployed at major health systems.
•Donovan Chin, Ph.D., appointed Senior Vice President, Drug Design: Chin brings more than 20 years of experience spanning small molecules, RNA-targeted therapeutics, proximity approaches and novel peptide modalities. At Parabilis Medicines, he led the AI and physics-based computational drug discovery strategy behind Helicons, a novel class of constrained ⍺-helical peptides. Earlier, at Arrakis Therapeutics, he pioneered computational approaches for RNA-targeted drug discovery, unlocking small-molecule engagement of previously inaccessible RNA structures.

Second Quarter 2026 Financial Results

•Cash Position: Cash, cash equivalents and restricted cash were $556.8 million as of June 30, 2026 compared to $753.9 million as of December 31, 2025. Based on current operating plans with no additional financing, the Company continues to expect its cash runway to extend into early 2028.
•Revenue: Total revenue, consisting primarily of revenue from collaboration agreements, was $7.7 million for the second quarter of 2026, compared to $19.2 million for the second quarter of 2025. Roche and Genentech revenue recognized was less in the current period due to the successful completion of certain project phases in the prior period.
•Research and Development Expenses: Research and development expenses decreased to $89.6 million for the second quarter of 2026, from $128.6 million for the second quarter of 2025. The decrease was primarily due to lower platform costs resulting from the timing of Tempus record purchases as well as lower costs due to improved operating efficiency. Specifically, the second quarter of 2025 included $22.7 million in non-cash expenses for the use of Tempus' patient-centric multimodal oncology data within the Company’s R&D pipeline, compared to $3.1 million in the second quarter of 2026.
•General and Administrative Expenses: General and administrative expenses were $41.5 million for the second quarter of 2026 compared to $46.7 million for the second quarter of 2025. The decrease of $5.1 million compared to the prior period was primarily driven by a decrease in salaries of $4.9 million as a result of headcount reductions in the year.
•Net Loss: Net loss was $131.0 million for the second quarter of 2026, compared to a net loss of $171.9 million for the second quarter of 2025.
•Operational cash flows: Net cash used in operating activities was $105.9 million for the three months ended June 30, 2026, compared to net cash used in operating activities of $76.4 million for the three months ended June 30, 2025. The increase in cash used in operating activities was primarily driven by working capital movements, during the three months ended June 30, 2025, the Company received a $28.6 million inflow related to a UK R&D tax credit.
•Cash Operating Expense: Cash operating expense, excluding partnership inflows and transaction costs, for the six months ended June 30, 2026 was $191.0 million compared to $199.1 million for the six months ended June 30, 2025. The Company is lowering its cash operating expense guidance for the full year 2026 by $15 million to $375 million based on additional identified operating efficiencies.

About Recursion
Recursion (NASDAQ: RXRX) is a clinical stage TechBio company decoding biology to radically improve lives. Recursion is advancing a portfolio of differentiated investigational medicines across its wholly owned and partnered pipeline in oncology, rare disease, neuroscience, immunology, and other therapeutic areas with significant unmet need. Enabling its mission is the Recursion OS, an AI-native, end-to-end drug discovery and development platform integrating biology, chemistry, and clinical development into a unified intelligence system. Powered by proprietary multimodal data, purpose-built AI models, and bilingual teams fluent in both science and AI, the Recursion OS is designed to translate complex science into medicines that matter — faster, better, and at scale — for patients who are waiting.

Recursion’s platform infrastructure is anchored in Salt Lake City, Utah and Milton Park, Oxfordshire, where its automated biology and chemistry laboratories generate proprietary data at industrial scale. Recursion also maintains offices in New York, Montréal, and London, three global hubs for talent and leadership at the intersection of AI and scientific innovation. Learn more at www.recursion.com, or connect on X and LinkedIn.

Media Contact
media@recursion.com

Investor Contact
investor@recursion.com

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue
Operating revenue	$7,303	$19,103	$13,605	$33,921
Grant revenue	367	120	538	47
Total revenue	7,670	19,223	14,143	33,968

Operating costs and expenses
Cost of revenue	11,491	20,161	23,981	41,990
Research and development	89,614	128,636	177,510	258,269
General and administrative	41,533	46,653	76,124	101,304
Total operating costs and expenses	142,638	195,450	277,615	401,563

Loss from operations	(134,968)	(176,227)	(263,472)	(367,595)
Other income (loss), net	3,962	4,330	10,359	(6,947)
Loss before income tax benefit	(131,006)	(171,897)	(253,113)	(374,542)
Income tax benefit	1	—	4,604	158
Net loss	$(131,005)	$(171,897)	$(248,509)	$(374,384)

Per share data
Net loss per share of Class A, B and Exchangeable common stock, basic and diluted	$(0.25)	$(0.41)	$(0.47)	$(0.91)
Weighted-average shares (Class A, B and Exchangeable) outstanding, basic and diluted	532,460,085	417,361,147	530,890,753	410,268,199

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$545,683	$743,294
Restricted cash	5,385	4,594
Other receivables	14,393	24,649
Prepaid data assets	8,680	11,742
Other current assets	29,321	28,566
Total current assets	603,462	812,845

Restricted cash, non-current	5,752	6,033
Property and equipment, net	89,623	103,931
Operating lease right-of-use assets	40,271	45,339
Financing lease right-of-use assets	17,179	20,210
Intangible assets, net	282,888	309,903
Goodwill	160,350	162,158
Deferred tax assets	957	957
Other assets, non-current	12,186	12,754
Total assets	$1,212,668	$1,474,130

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$12,672	$18,118
Accrued expenses and other liabilities	56,936	70,230
Unearned revenue	27,586	37,605
Operating lease liabilities	13,249	12,663
Notes payable and financing lease liabilities	9,443	9,091
Total current liabilities	119,886	147,707

Unearned revenue, non-current	112,818	114,012
Operating lease liabilities, non-current	39,193	46,647
Notes payable and financing lease liabilities, non-current	4,753	9,564
Deferred tax liabilities	18,313	23,255
Other liabilities, non-current	2,702	2,080
Total liabilities	297,665	343,265

Stockholders’ equity
Common stock	5	5
Additional paid-in capital	3,211,515	3,170,145
Accumulated deficit	(2,324,511)	(2,076,002)
Accumulated other comprehensive income	27,994	36,717
Total stockholders’ equity	915,003	1,130,865

Total liabilities and stockholders’ equity	$1,212,668	$1,474,130

Recursion Pharmaceuticals Inc
Selected Cash Flow Information (unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net cash used in operating activities	$(105,948)	$(76,418)	$(187,048)	$(208,375)
Net cash used in investing activities	(1,958)	(5,808)	(2,297)	(13,078)
Net cash provided by (used in) financing activities	(1,267)	97,659	(4,737)	138,186
Effect of exchange rate changes on cash, cash equivalents and restricted cash	813	9,255	(3,019)	14,088
Cash, cash equivalents and restricted cash, beginning of period	665,180	509,157	753,921	603,024
Cash, cash equivalents and restricted cash, end of period	$556,820	$533,845	$556,820	$533,845

Non-GAAP Financial Measure

The reconciliation of operating cash expense to net cash used in operating activities is provided in the following tables:

Cash Operating Expense - H1 2026	(in millions)
Net cash used in operating activities	$187.0	*
Add: partnership inflows	4.0
Cash Operating Expense - H1 2026	$191.0
*This is from the Recursion Inc Consolidated Statement of Cash Flows for the six months ended June 30, 2026 (see above)

Cash Operating Expense - H1 2025	(in millions)
Net cash used in operating activities	$208.4	*
Add: partnership inflows	7.0
Subtract: Transaction costs	(16.3)
Cash Operating Expense - H1 2025	$199.1
*This is from the Recursion Inc Consolidated Statement of Cash Flows for the six months ended June 30, 2025 (see above)

To supplement our financial statements prepared in accordance with U.S. GAAP, we monitor and consider operating cash expense, which is a non-GAAP financial measure. We define operating cash expense as the net cash used in operating activities, excluding non-ordinary course transaction costs and partnership cash inflows. This non-GAAP financial measure is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We believe operating cash expense to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business. A limitation of using this non-U.S. GAAP measure is that operating cash expense does not represent the total change in cash and cash equivalents for the period because it excludes cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our capital expenditures and other investing and financing activities in the statements of cash flows in our financial statements. Additionally, we reconciled operating cash expense above to net cash used in operating activities, the most directly comparable U.S. GAAP financial measure. In addition, it is important to note that other companies, including companies in our industry, may not use operating cash expense, may calculate operating cash expense in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of operating cash expense as a comparative measure. Because of these limitations, operating cash expense should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Forward-Looking Statements
This document contains information that includes or is based upon “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those regarding the occurrence or realization of potential milestones; the timing of data readouts and other milestones; the impact of Genentech’s option of the neuroscience target on future development of that or other potential targets; the impact of preclinical data from our programs on the future success of those programs or trials; the timing and outcome of anticipated engagement with the FDA, including the definition of a registrational path for REC-4881; financial position, cash runway, cash burn, and cash operating expense guidance; Recursion’s ability to translate platform insights into validated targets and optimized development candidates; the reusability of our maps of biology and the potential to generate and experimentally validate additional therapeutic hypotheses, including through multi-modal maps combining our phenomics data with partner-provided data; Recursion’s future as a leader in TechBio and ability to deliver better treatments to patients faster; expectations relating to early and late stage discovery, preclinical, and clinical programs, including timelines for commencement of and enrollment in studies, data readouts, meetings with regulators, and progression toward IND-enabling studies; expectations and developments with respect to licenses and collaborations, including option exercises by partners and the amount and timing of potential milestone payments, and the acceleration of progress across multiple partnered programs; prospective products and their potential future indications, differentiated profiles, and market opportunities, including estimates of diagnosed patient populations and total addressable market, and the potential for REC-7735 to limit metabolic liabilities relative to legacy inhibitors and to expand the treatable population through an improved therapeutic index; developments with Recursion OS, including the ability to discover and develop new medicines; the anticipated benefits of our agentic AI tools, including expected improvements in scientific productivity, design and analysis cycle times, and clinical trial enrollment rates; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “may,” “could,” “should,” “expect,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “designed to,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; the performance and limitations of our artificial intelligence and machine learning models and the data on which they are trained; our reliance on third parties, including collaborators, contract research organizations, and manufacturers; our ability to initiate clinical trials and enroll patients on expected timelines; competition from other therapies and platforms; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities and our collaborators’ discretion over option exercises, program advancement, and funding; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this document and are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.